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                             TELETECH HOLDINGS, INC.
                AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN

1.   PURPOSE.

     The purpose of the Plan (as defined herein) is to assist TeleTech Holdings, Inc., a Delaware corporation (the "Company"), and its Affiliates (as defined herein) in retaining the employment of qualified employees by offering them a greater stake in and a closer identity with the Company's success, and to aid in obtaining the services of individuals whose employment would be helpful to the Company and would contribute to its success. This is to be accomplished by providing employees a continuing opportunity to purchase Shares (as defined herein) from the Company through periodic offerings.

     The Plan is intended to comply with the provisions of section 423 of the Code (as defined herein), and the Plan shall be administered, interpreted and construed accordingly. The Plan became effective on October 1, 1996 and was amended and restated (i) effective April 1, 2000, with the approval of the stockholders of the Company on May 3, 2000; and (ii) again on August 16, 2000 with the approval of the Company's Board of Directors.

2.   DEFINITIONS.

For purposes of the Plan:

     (a) "ACCOUNT" means the non-interest bearing account that the Company (or the Affiliate which employs the Participant) shall establish for Participants to which Participants' payroll deductions pursuant to the Plan shall be credited.

     (b) "AFFILIATE" means any corporation that, at the time in question, is a "parent" of the Company within the meaning of section 424(e) of the Code, or is a "subsidiary" of the Company within the meaning of section 424(f) of the Code.

     (c) "AGENT" means the person or persons appointed by the Board in accordance with Paragraph 3(d).

     (d)  "BOARD" means the Board of Directors of the Company.

     (e)  "CODE" means the Internal Revenue Code of 1986, as amended.

     (f)  "COMMITTEE" means the committee described in Paragraph 3(a).

     (g)  "COMPANY" means TeleTech Holdings, Inc.

     (h) "COMPENSATION" means the total amount of compensation for services paid to a Participant for an Offering Period by the Company and the Affiliates that would be reportable on Internal Revenue Service Form W-2, including without limitation commissions and bonus paid to the Participant under the TeleTech Holdings, Inc.
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Management Incentive Plan or otherwise, plus amounts that are not includible in income for federal income tax purposes that a Participant elects to contribute pursuant to an arrangement described in section 125 or section 401(k) of the Code.

     (i)  "DATE OF GRANT" means the first business day of an Offering Period.

     (j) "ELIGIBLE EMPLOYEE" means any employee of the Company or any Affiliate who meets the eligibility requirements of Paragraph 4.

     (k) "FAIR MARKET VALUE" means, on any given date, the closing price of the Shares on the principal national securities exchange on which the Shares are listed on such date, or, if the Shares are not listed on any national securities exchange, the closing price of the Shares as reported on the Nasdaq on such date, or if the Shares are not so reported, the fair market value of the Shares as determined by the Committee in good faith. If there are no sales reports or bid or ask quotations, as the case may be, for a given date, the closest preceding date on which there were sales reports shall be used.

     (l) "INVESTMENT ACCOUNT" means the account established for a Participant pursuant to Paragraph 9(a) to hold Shares acquired for a Participant pursuant to the Plan.

     (m)  "NASDAQ" means The Nasdaq Stock Market, Inc.

     (n) "OFFERING PERIOD" means (i) from October 1, 1996 through September 30, 2000, each semi-annual period ending on March 31 and September 30; (ii) beginning October 1, 2000, the semi-annual period from October 1, 2000 through and including April 15, 2001; and (iii) beginning April 16, 2001, the semi-annual periods beginning on April 16 and October 16 and ending on October 15 and April 15 respectively, unless otherwise terminated earlier pursuant to paragraph 16.

     (o) "PARTICIPANT" means an Eligible Employee who makes an election to participate in the Plan in accordance with Paragraph 5.

     (p) "PLAN" means the TeleTech Holdings, Inc. Employee Stock Purchase Plan as set forth in this document, and as may be amended from time to time.

     (q)  "PURCHASE DATE" means the last business day of an Offering Period.

     (r) "PURCHASE PRICE" means, with respect to any Offering Period, the lesser of:

          (i) eighty-five percent (85%) of the Fair Market Value of a Share on the Date of Grant of such Offering Period; or

          (ii) eighty-five percent (85%) of the Fair Market Value of a Share on the Purchase Date of such Offering Period.

     (s) "SHARE" or "SHARES" means a share or shares of Common Stock, $.01 par value, of the Company.

     (t)  "SUBSCRIPTION AGREEMENT" means the agreement between the Participant

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and the Company or Affiliate pursuant to which the Participant authorizes payroll deductions to the Account.

3.   ADMINISTRATION.

     (a) The Plan shall be administered by the Compensation Committee of the Board (the "Committee"), or such other committee as may be designated by the Board to serve as the administrative committee for the Plan. All Committee members shall serve, and may be removed, in accordance with the general rules applicable to the Committee.

     (b) For purposes of administration of the Plan, a majority of the members of the Committee (but not less than two) shall constitute a quorum, and any action taken by a majority of such members of the Committee present at any meeting at which a quorum is present, or any action approved in writing by all members of the Committee, shall be the action of the Committee.

     (c) Subject to the express provisions of the Plan, the Committee shall have full discretionary authority to interpret the Plan, to issue rules for administering the Plan, to change, alter, amend or rescind such rules, and to make all other determinations necessary or appropriate for the administration of the Plan. The Committee shall have the discretion at its election to impose a holding period during which the sale of Shares acquired under the Plan is restricted for a period of time after purchase; provided that reasonable advance notice is given to Participants. All determinations, interpretations and constructions made by the Committee with respect to the Plan shall be final and conclusive. No member of the Board of Directors or the Committee shall be liable for any action, determination or omission taken or made in good faith with respect to the Plan or any right granted thereunder.

     (d) The Committee or its delegatee under Section 3(e) may engage an Agent to perform custodial and record keeping functions for the Plan, such as holding record title to the Participants' Share certificates, maintaining an individual Investment Account for each such Participant and providing periodic account status reports to such Participants.

     (e) The Committee shall have full discretionary authority to delegate ministerial functions to the management of the Company.

4.   ELIGIBILITY.

     All employees of the Company and its Affiliates shall be eligible to participate in the Plan, except (a) an employee who has not worked for the Company or an Affiliate for at least three months, beginning at least three months prior to an Offering Period and ending on the first day of an Offering Period, (b) any employee who owns stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or an Affiliate, (c) any employee whose customary employment does not exceed 20 hours per week, and (d) any employee whose customary employment does not exceed five months in any calendar year. In determining whether an employee owns

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5% or more of the stock of the Company or an Affiliate, the rules of section
424(d) of the Code shall apply and stock which the employee may purchase under outstanding options, including rights to purchase stock under the Plan, shall be treated as stock owned by the employee.

     For purposes of this Paragraph 4, the term "employment" shall be interpreted in accordance with the provisions of Treasury Regulation Section 1.421-7(h) (or any successor thereto).

5.   ELECTION TO PARTICIPATE.

     (a) SUBSCRIPTION AGREEMENTS. Each Eligible Employee may become a Participant by executing and submitting a Subscription Agreement to the Company at least seven (7) days prior to the beginning of the Offering Period in which payroll deductions will be made, authorizing specified regular payroll deductions. Subscription Agreements may not be retroactive. Subject to the limits of Paragraph 5(b), payroll deductions may be in any whole dollar amount, but not less than a rate of $50 per month, and shall be made on an after-tax basis. All payroll deductions shall be recorded in the Accounts. All funds recorded in Accounts may be used by the Company and its Affiliates for any corporate purpose, subject to the Participant's right to withdraw at any time an amount equal to the entire cash balance accumulated in his or her Account as described in Paragraph 8. Once a Participant has withdrawn from participation in the Plan for an Offering Period, the former Participant must submit a new Subscription Agreement at least seven (7) days prior to the beginning of any subsequent Offering Period in which the former Participant elects to participate. Funds credited to Accounts shall not be required to be segregated from the general funds of the Company or any Affiliate.

     (b) CONTRIBUTION LIMIT. The sum of all regular payroll deductions authorized under Paragraph 5(a) shall not exceed the lesser of (i) the maximum amount permitted by Section 423 of the Code, and (ii) 15% of the Participant's Compensation.

     (c) NO INTEREST ON FUNDS IN ACCOUNTS. No interest shall accrue for the benefit of or be paid to any Participant with respect to funds held in any Account for such Participant.

6.   DEDUCTION CHANGES.

     A Participant may decrease (but may not increase) his or her payroll deduction by executing and submitting to the Company a new Subscription Agreement, subject to the minimum and maximum contribution limits set forth in Section 5 above. The change will become effective as soon as practicable following the receipt of such new Subscription Agreement by the Committee or its delegatee.

7.   LIMIT ON PURCHASE OF SHARES.

     (a) No Eligible Employee may be granted a right to purchase Shares under the Plan to the extent that, immediately following such grant, such Eligible Employee would have rights to purchase equity securities of the Company, under all plans of the Company and Affiliates that are intended to meet the requirements of section 423 of the Code, that

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accrue at a rate which exceeds $25,000 of Fair Market Value (determined at the time the rights are granted) for each calendar year in which such rights to purchase equity securities of the Company are outstanding at any time. For purposes of this Paragraph 7:

          (i) The right to purchase Shares accrues when the right (or any portion thereof) first becomes exercisable during the calendar year;

          (ii) A right to purchase Shares that has accrued under one grant of rights under the Plan may not be carried over to any other grant of rights under the Plan or any other plan; and

          (iii) The limits of this Paragraph 7 shall be interpreted by the Committee in accordance with applicable rules and regulations issued under section 423 of the Code.

     (b) No Eligible Employee may be granted a right to purchase Shares under the Plan if, immediately following such grant, such Eligible Employee would own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or an Affiliate. In determining stock ownership for purposes of the preceding sentence, the rules of section 425(d) of the Code shall apply and stock that the Eligible Employee may purchase under outstanding options, including rights to purchase stock under the Plan, shall be treated as stock owned by the Participant.

8.   WITHDRAWAL OF FUNDS.

     Notwithstanding anything contained herein to the contrary, a Participant may at any time prior to a Purchase Date and for any reason withdraw from participation in the Plan for an Offering Period, in which case the entire cash balance accumulated in his or her Account shall be paid to such Participant as soon as practicable thereafter. Partial withdrawals shall not be permitted. Any such withdrawing Participant may again commence participation in the Plan in a subsequent Offering Period by executing and submitting to the Company a Subscription Agreement at least seven (7) business days prior to the beginning of such Offering Period.

9.   METHOD OF PURCHASE AND INVESTMENT ACCOUNTS.

     (a) EXERCISE OF OPTION FOR SHARES. Each Participant having funds credited to an Account on a Purchase Date shall be deemed, without any further action, to have exercised on such Purchase Date the option to purchase from the Company the number of whole Shares that the funds in such Account would purchase at the Purchase Price, subject to the limit:

          (i) on the aggregate number of Shares that may be made available for purchase to all Participants under the Plan; and

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          (ii) on the number of Shares that may be made available for purchase to any individual Participant, as set forth in Paragraphs 5(b) and 7.

Such option shall be deemed exercised if the Participant does not withdraw such funds before the Purchase Date. All Shares so purchased shall be credited to a separate Investment Account established by the Agent for each Participant. The Agent shall hold in its name or the name of its nominee all certificates for Shares purchased until such Shares are withdrawn by a Participant pursuant to Paragraph 11. Fractional Shares may not be purchased under the Plan. Any funds remaining in the Account of a Participant after a Purchase Date shall be retained in the Account for the purchase of additional Shares in subsequent Offering Periods.

     (b) DIVIDENDS ON SHARES HELD IN INVESTMENT ACCOUNTS. All cash dividends, if any, paid with respect to the Shares credited to a Participant's Investment Account shall, unless otherwise directed by the Committee, be credited to his or her Account and used, in the same manner as other funds credited to Accounts, to purchase additional Shares under the Plan on the next Purchase Date, subject to Participants' withdrawal rights against Accounts and the other limits of the Plan.

     (c) ADJUSTMENT OF SHARES ON APPLICATION OF AGGREGATE LIMITS. If the total number of Shares that would he purchased pursuant to Paragraph 9(a) but for the limits described in Paragraph 9(a)(i) or Paragraph 10 exceeds the number of Shares available for purchase under the Plan for a particular Offering Period, then the number of available Shares shall be allocated among the Investment Accounts of Participants in the ratio that the amount credited to a Participant's Account as of the Purchase Date bears to the total amount credited to all Participants' Accounts as of the Purchase Date. The cash balance not applied to the purchase of Shares shall be held in Participants' Accounts subject to the terms and conditions of the Plan.

10.  STOCK SUBJECT TO PLAN.

     The maximum number of Shares that may be issued pursuant to the Plan is 400,000, subject to adjustment in accordance with Section 19. The Shares delivered pursuant to the Plan may, at the option of the Company, be Shares purchased specifically for purposes of the Plan, shares otherwise held in treasury or Shares originally issued by the Company for such purposes. In addition, the Committee may impose such limitations as it deems appropriate on the number of Shares that shall be made available for purchase under the Plan during any Offering Period.

11.  WITHDRAWAL OF CERTIFICATES.

     A Participant shall have the right at any time to receive a certificate or certificates for all or a portion of the Shares credited to his or her Investment Account by giving written notice to the Company; PROVIDED, HOWEVER, that no such request may be made more frequently than once per Offering Period.

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12.  REGISTRATION OF CERTIFICATES.

     Each certificate for Shares withdrawn by a Participant may be registered only in the name of the Participant, or, if the Participant has so indicated in the manner designated by the Committee, in the Participant's name jointly with a member of the Participant's family, with right of survivorship. A Participant who is a resident of a jurisdiction which does not recognize such a joint tenancy may have certificates registered in the Participant's name as tenant in common or as community property with a member of the Participant's family without right of survivorship.

13.  VOTING.

     The Agent shall vote all Shares held in an Investment Account in accordance with the Participant's instructions.

14.  TERMINATION OF EMPLOYMENT.

     Any Participant (a) whose employment by the Company and all Affiliates is terminated for any reason (except death) or (b) who shall cease to be an Eligible Employee, in either case during an Offering Period, shall cease being a Participant as of the date of such termination of employment or cessation of eligibility. Upon such event, the entire cash balance in such Participant's Account shall be refunded as soon as practicable.

15.  DEATH OF A PARTICIPANT.

     If a Participant shall die during an Offering Period, no further payroll deductions shall be taken on behalf of the deceased Participant. The executor or administrator of the deceased Participant's estate may elect to withdraw the balance in said Participant's Account by notifying the Company in writing prior to the Purchase Date in respect of such Offering Period. In the event no election to withdraw has been made, the balance accumulated in the deceased Participant's Account shall be used to purchase Shares in accordance with the provisions of the Plan.

16.  MERGER, REORGANIZATION, CONSOLIDATION OR LIQUIDATION.

     In the event of a merger, reorganization or consolidation (regardless of whether the Company is the surviving entity) that results in any person or entity other than Kenneth Tuchman owning more than 50% of the combined voting power of all classes of stock then outstanding or the liquidation of all of the assets of the Company, the Committee in its sole discretion may either (a) require that the surviving entity provide to each Participant rights which are equivalent to such Participant's rights under the Plan, or (b) cause the Offering Period to end on the date immediately prior to the consummation of such merger or other transaction.

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17.  GOVERNING LAW; COMPLIANCE WITH LAW.

     This Plan shall be construed in accordance with the laws of the State of Delaware. The Company's obligation to sell and deliver shares of Common Stock hereunder shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any regulatory or governmental agency as may, in the opinion of counsel for the Company, be required.

18.  ASSIGNMENT.

     The purchase rights granted hereunder are not assignable or transferable by the Participants, other than by will or the laws of descent and distribution. Any attempted assignment, transfer or alienation not in compliance with the terms of this Plan shall be null and void for all purposes and respects.

19.  NO RIGHTS AS STOCKHOLDER.

     No Eligible Employee or Participant shall by reason of participation in this Plan have any rights of a stockholder of the Company until he or she acquires Shares on a Purchase Date as herein provided.

20.  NO RIGHT TO CONTINUED EMPLOYMENT.

     Neither the Plan nor any right granted under the Plan shall confer upon any Participant any right to continuance of employment with the Company or any Affiliate, or interfere in any way with the right of the Company or Affiliate to terminate the employment of such Participant.

21.  ADJUSTMENTS IN CASE OF CHANGES AFFECTING SHARES.

     In the event of a subdivision of outstanding Shares, or the payment of a stock dividend, the Share limit set forth in Paragraph 10 shall be adjusted proportionately, and such other adjustments shall be made as may be deemed equitable by the Committee. In the event of any other change affecting Shares (including any event described in section 424(a) of the Code), such adjustment, if any, shall be made as may be deemed equitable by the Committee to give proper effect to such event, subject to the limitations of section 424 of the Code.

22.  AMENDMENT OF THE PLAN.

     The Committee may at any time, or from time to time, amend this Plan in any respect; PROVIDED, HOWEVER, that any amendment to the Plan that is treated for purposes of section 423 of the Code and regulations issued pursuant thereto as the adoption of a new plan shall be effective only if such amendment is approved by the stockholders of the Company within 12 months of the adoption of such amendment in a manner that meets the requirements for stockholder approval under such Code section and regulations.

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23.  TERMINATION OF THE PLAN.

     The Plan and all rights of employees under any offering hereunder shall terminate at such time as the Committee, at its discretion, chooses to terminate the Plan. Upon termination of this Plan, all amounts in the Accounts of Participants shall be carried forward into the Participant's Account under a successor plan, if any, or shall be promptly refunded and certificates for all Shares credited to a Participant's Investment Account shall be forwarded to him or her.

24.  GOVERNMENTAL REGULATIONS.

     (a) Anything contained in this Plan to the contrary notwithstanding, the Company shall not be obligated to sell or deliver any Share certificates under this Plan unless and until the Company is satisfied that such sale or delivery complies with (i) all applicable requirements of the governing body of the principal market in which such Shares are traded, (ii) all applicable provisions of the Securities Act of 1933, as amended, (the "Act") and the rules and regulations thereunder and (iii) all other laws or regulations by which the Company is bound or to which the Company is subject.

     (b) The Company (or an Affiliate) may make such provisions as it may deem appropriate for the withholding of any taxes or payment of any taxes which it determines it may be required to withhold or pay in connection with any Shares. The obligation of the Company to deliver certificates under this Plan is conditioned upon the satisfaction of the provisions set forth in the preceding sentence.

25.  REPURCHASE OF SHARES.

     The Company shall not be required to repurchase from any Participant any Shares which such Participant acquires under the Plan.

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